UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒                        Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

WisdomTree Investments, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WisdomTree Investments, Inc.

380 Madison Avenue, 21st Floor

New York, New York 10017

June 12, 2012

Dear Stockholder:

We are pleased to invite you to the 2012 Annual Meeting of Stockholders on July 24, 2012 at 11:00 a.m. EDT at Penn Club, 30 West 44th Street, New York, NY.

At this Annual Meeting, the agenda includes:

•	the election of three Class I directors;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	a vote on an advisory resolution to approve the compensation of our named executive officers;

•	a vote on an advisory resolution on the frequency of future advisory votes to approve the compensation of our named executive officers; and

•	such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

Every stockholder’s vote is important, so whether or not you are planning to attend the meeting, we encourage you to vote your shares by voting (1) over the Internet or (2) by telephone, or (3) by requesting a paper copy of the proxy materials, including a proxy card, and returning to us a completed proxy card.

We hope that you will join us at the Annual Meeting on July 24, 2012. I thank you for your commitment to WisdomTree and urge you to vote your shares.

Sincerely,

Jonathan Steinberg

Chief Executive Officer

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Date:	July 24, 2012
Time:	11:00 a.m. EDT
Place:	Penn Club, 30 West 44th Street, New York NY

AGENDA:

1.	To elect Anthony Bossone, Bruce Lavine and Michael Steinhardt as Class I members of the Board of Directors, to serve until the Company’s 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To vote on an advisory resolution to approve the compensation of the Company’s named executive officers;

4.	To vote on an advisory resolution to determine the frequency of future advisory votes to approve the compensation of the Company’s named executive officers; and

5.	To transact any other business that may properly come before the meeting or any postponements or adjournments thereof.

Record Date:

Only stockholders of record at the close of business on May 29, 2012 are entitled to vote at the Annual Meeting or any postponements or adjournments thereof.

Notice & Access:

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we sent a Notice of Internet Availability of Proxy Materials on or about June 12, 2012, and provided access to our proxy materials over the Internet, beginning on June 12, 2012, to the holders of record and beneficial owners of our capital stock as of the close of business on the record date.

Meeting Admission:

If you attend the meeting, you will be asked to present picture identification, such as a driver’s license or passport. If your WisdomTree stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement is being forwarded to you by your broker or nominee. As a result, your name does not appear on our list of stockholders. If your stock is held in street name, in addition to picture identification, you should bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date, in order to be admitted to the meeting.

By order of the Board of Directors,

Peter M. Ziemba, Secretary

New York, New York

June 12, 2012

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on July 24, 2012

The proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is available at www.wisdomtree.com by following the link for “Investor Relations” and “Financial Information.”

Proxy Statement

This proxy statement contains information about the 2012 Annual Meeting (the “Annual Meeting”) of stockholders of WisdomTree Investments, Inc. (“WisdomTree” or the “Company”). Proxy materials or a Notice of Internet Availability were first sent to stockholders on or about June 12, 2012.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND PROXY VOTING

Who is soliciting my vote?

The Board of Directors of WisdomTree is soliciting your vote for the 2012 Annual Meeting of Stockholders.

When is the record date for the Annual Meeting?

The Company’s Board of Directors has fixed the record date for the Annual Meeting as of the close of business on May 29, 2012.

How many votes can be cast by all stockholders?

A total of 123,752,169 shares of common stock of the Company were outstanding on May 29, 2012 and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available on the Company’s website at www.wisdomtree.com and following the link for “Investor Relations” and then “Financial Information.”

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By Internet. Access the website of the Company’s tabulator, Broadridge, at: wwwproxyvote.com, using the voter control number printed on the enclosed Notice. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted, or your Internet vote cannot be completed and you will receive an error message.

•

By Telephone. Call 1-800-454-8683 toll-free from the United States, U.S. territories and Canada, and follow the instructions on the enclosed Notice. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed.

•

By Mail. Request a paper copy of the proxy materials to receive a proxy card by visiting www.proxyvote.com, sending an e-mail to sendmaterial@proxyvote.com or by calling 1-800-579-1639. After you receive your proxy card, complete and mail the proxy card in the enclosed postage prepaid envelope to Broadridge. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the nominees named herein to the Company’s Board of Directors and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, FOR the approval of compensation of the named executive officers, and ABSTAIN on the vote on the advisory resolution of the frequency of future advisory resolutions to approve the compensation of the Company’s named executive officers and will be voted according to the discretion of the proxy holder upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof.

•

In Person at the Meeting. If you attend the meeting, be sure to bring a form of picture identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•

In Person at the Meeting. If you attend the meeting, in addition to picture identification you should both bring an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal 1: FOR the election of the three Class I directors set forth in the Proxy Statement (page 9)

Proposal 2: FOR the ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (page 17)

Proposal 3: FOR the vote on the advisory resolution to approve the compensation of the Company’s named executive officers (page 18)

Proposal 4: No recommendation on the vote on the advisory resolution on the frequency of future advisory resolutions to approve the compensation of the Company’s named executive officers (page 19)

Who pays the cost for soliciting proxies?

WisdomTree will pay the cost for the solicitation of proxies by the Board of Directors. Proxies may be solicited personally, by telephone, fax or e-mail by employees of WisdomTree without any remuneration to such individuals other than their regular compensation. WisdomTree will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

What vote is required to approve each item?

The three nominees for election as Class I directors who receive a plurality of the votes cast for election of directors shall be elected directors (Proposal 1). A majority of votes cast is necessary for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 2). A majority of votes cast is necessary for the approval of the advisory resolution on the compensation of the Company’s named executive officers (Proposal 3). The vote on the advisory resolution on the frequency of future advisory resolutions to approve the compensation of the Company’s named executive officers will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to the Board of Directors. Abstentions and broker non-votes are not counted for the advisory vote on frequency of advisory votes on the Company’s executive compensation and, therefore, will have no effect on the outcome of the proposal. The results of this vote are not binding on the Board of Directors (Proposal 4).

If there are insufficient votes to approve Proposal 2, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

How is the vote counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by WisdomTree to act as tabulators for the meeting. The tabulators will count all votes “for,” “against,” to “withhold,” frequency and abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting. Shares represented by proxies that withhold authority to vote for a nominee for election as a director will not be counted as votes “for” a director. Shares properly voted to “abstain” on a particular matter and broker non-votes are treated as having not voted on the particular matter and will therefore not affect the outcome of Proposals 1, 2, 3 and 4.

Could other matters be decided at the Annual Meeting?

WisdomTree does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Peter M. Ziemba at (212) 801-2080. If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2013 annual meeting of shareholders?

Stockholders who wish to present proposals for inclusion in our proxy materials for the 2013 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and in our by-laws. Our Secretary must receive stockholder proposals intended to be included in our proxy statement and form of proxy relating to our 2013 Annual Meeting of Stockholders made under Rule 14a-8 by February 1, 2013. Under our current by-laws, proposals of business and nominations for directors other than those to be included in our proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the by-laws. To be timely, a notice with respect to the 2013 Annual Meeting of Stockholders must be delivered to our Secretary no earlier than March 27, 2013 and no later than April 25, 2013, unless the date of the 2013 Annual Meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date of the 2012 Annual Meeting, in which event the by-laws provide different notice requirements.

Any proposal of business or nomination should be mailed to: Peter M. Ziemba, Secretary, WisdomTree Investments, Inc., 380 Madison Avenue, 21st Floor, New York, New York 10017.

POLICIES ON REPORTING OF CONCERNS REGARDING ACCOUNTING AND OTHER MATTERS AND ON COMMUNICATING WITH NON-MANAGEMENT DIRECTORS

The Board of Directors and the Audit Committee have adopted policies on reporting concerns regarding accounting and other matters and on communicating with the non-management directors. Any person, whether or not an employee, who has a concern about the conduct of WisdomTree, or any of its people, including with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern to Mr. Frank Salerno, the chairperson of the Audit Committee, who is the designated contact for these purposes. Contact may be made by writing to him care of the Audit Committee at the Company’s offices at 380 Madison Avenue, 21st Floor, New York, New York 10017, by email at auditcommittee@wisdomtree.com. Any interested party, whether or not an employee, who wishes to communicate directly with the presiding director of the executive sessions of our non-management directors, or with our non-management directors as a group, also may contact Mr. Salerno using one of the above methods.

WHERE YOU CAN FIND MORE INFORMATION

WisdomTree files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that WisdomTree files at the SEC’s public reference room at the following location: 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-732-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may also read and copy any document the Company files with the SEC on our website at www.wisdomtree.com by following the link for “Investor Relations” and “Financial Information.”

You should rely on the information contained in this document to vote your shares at the Annual Meeting. WisdomTree has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated June 12, 2012. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of WisdomTree under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

In accordance with a notice sent to certain stockholders of WisdomTree common stock who share a single address, only one copy of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is being sent to that address unless WisdomTree has received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, he or she may contact WisdomTree Investments, Inc., 380 Madison Avenue, 21st Floor, New York, New York 10017, Attention: Investor Relations, Tel: (212)801-2080, and WisdomTree will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact Investor Relations using the above contact information if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of our annual reports and proxy statements, you may request householding in the future by contacting Investor Relations.

OTHER BUSINESS

The Board of Directors knows of no business to be brought before the 2012 Annual Meeting which is not referred to in the accompanying Notice. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the 2012 Annual Meeting unless they receive instructions from you with respect to such matter.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to the by-laws, the Board of Directors has fixed the number of directors at eight (8) as of the date of this year’s Annual Meeting of Stockholders. In accordance with Delaware law and the Company’s certificate of incorporation and by-laws, the Board of Directors is divided into three staggered classes of directors of the same or nearly the same number. The Board has nominated three incumbent directors: Anthony Bossone, Bruce Lavine and Michael Steinhardt to stand for re-election as Class I directors for a three year term until the 2015 Annual Meeting and until his successor is duly elected and qualified. Pursuant to the Securities Purchase Agreement among the Company and certain investors, dated October 15, 2009 (included as Exhibit 4.4 to the Registration Statement on Form 10 filed by the Company on March 31, 2011), Mr. Steinhardt has a right to designate a person to be appointed as a director, and the Board has nominated Mr. Steinhardt to stand for re-election as a Class I director.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of the Class I director nominees. Broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election. WisdomTree has no reason to believe that any nominee will be unavailable for election at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of WisdomTree, principal occupation and other biographical material is shown below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

EACH OF THE NOMINEES FOR CLASS I DIRECTOR NAMED ABOVE

DIRECTORS AND EXECUTIVE OFFICERS

The Company’s director nominees, directors and executive officers, as of May 29, 2012, their respective ages and their positions are as follows:

Name	Age	Position
Steven L. Begleiter	50	Director
Anthony Bossone	41	Director
R. Jarrett Lilien	50	Director
James D. Robinson, IV	49	Director
Frank Salerno	52	Director
Michael Steinhardt	71	Director and Non-Executive Chairman of the Board
Jonathan Steinberg	47	Chief Executive Officer and Director
Bruce Lavine	45	President, Chief Operating Officer and Director
Amit Muni	43	Executive Vice President—Finance and Chief Financial Officer
Luciano Siracusano, III	47	Executive Vice President—Director of Sales and Chief Investment Strategist
Peter M. Ziemba	54	Executive Vice President—Business and Legal Affairs and Chief Legal Officer

Nominees for Class I Directors for a Three-Year Term Expiring in 2015

Anthony Bossone has served as a member of our Board of Directors since January 2009. Since 2003 Mr. Bossone has been the Chief Financial Officer of Atlantic-Pacific Capital, Inc., a broker-dealer and global placement agent dedicated to raising capital for alternative investment funds. From 2001 to 2003, Mr. Bossone was the Assistant Controller at SAC Capital Advisors, LLC, a hedge fund advisory firm, and from 1999 until 2001, Mr. Bossone served as an equity trader at Schonfeld Securities, LLC, a securities trading firm. Mr. Bossone began his career at PricewaterhouseCoopers LLP in 1993 where he was an audit manager until 1999. Mr. Bossone received his B.S. in Business and Economics with highest honors from Lehigh University and is a Certified Public Accountant. We believe Mr. Bossone’s qualifications to serve on the Board of Directors include his financial and accounting expertise. The Board also benefits from his experience as an equity trader.

Bruce Lavine has served as our President and Chief Operating Officer since May 2006 and has been a member of our Board of Directors since January 2007. From 1998 to 2006, he was employed by Barclays Global Investors, an asset management firm, in the following positions: from 1998 to 1999, he served as Director, Financial Planning, Global Finance; from 1999 to 2003, he served as Chief Financial Officer, Director of New Product Development, U.S. iShares and Individual Investor Business; and from 2003 to May 2006 he served as Head of iShares Exchange Traded Funds, Europe. From 1995 to 1998, Mr. Lavine served as the Manager of Business Planning at Sequel, Inc., a computer hardware services company. From 1991 to 1994, Mr. Lavine was employed by Bristol-Myers Squibb Company, a pharmaceutical company, first as a financial associate and then as a senior treasury analyst. Mr. Lavine received a B.S. with distinction in Commerce and an M.B.A. in Finance from the University of Virginia. Mr. Lavine is a Chartered Financial Analyst. We believe Mr. Lavine’s qualifications to serve on the Board of Directors include his many years of experience in senior management positions in the ETF industry and extensive knowledge of our business.

On April 24, 2012, WisdomTree announced that Mr. Lavine will be resigning his positions as President and Chief Operating Officer for family reasons effective August 1, 2012, when he will assume the non-executive role of Vice Chairman. However, Mr. Lavine has agreed to stand for re-election as a member of our Board of Directors.

Michael Steinhardt has served as our non-executive Chairman of the Board since November 2004. From 1967 through 1995, Mr. Steinhardt served as Senior Managing Partner of Steinhardt Partners, L.P., a private investment company, and related investment entities. In 1995, Mr. Steinhardt closed Steinhardt Partners and eliminated his involvement in managing client assets. He founded and now serves as President of Steinhardt Management Co., Inc., which currently manages a single private investment fund investing in other funds managed by independent investment managers. Mr. Steinhardt currently devotes most of his time and financial resources to Jewish philanthropic causes, directed through The Steinhardt Foundation for Jewish Life for which he serves as Chairman. Mr. Steinhardt is the co-founder of Birthright Israel and he serves on its Board of Trustees and is a major supporter. He also serves as Co-Chair of the Areivim Philanthropic Group. He also serves on the Board of Trustees of New York University, Brandeis University and the Steinhardt Family Foundation and on the Board of Directors of the Taub Center for Social Policy Studies in Israel. Mr. Steinhardt received his B.S. in Economics from The Wharton School of Business of the University of Pennsylvania. We believe Mr. Steinhardt’s qualifications to serve on the Board of Directors include his extensive years of experience as a founder of a private investment management company. The Board also benefits from his perspective and knowledge of financial markets as well as his strategic vision. On January 6, 2012, the Court of Chancery of the State of Delaware issued an opinion imposing sanctions on Mr. Steinhardt, which require him, among other things, to self-report certain trading activity not involving the Company’s securities to the SEC. Mr. Steinhardt’s actions did not involve the Company. For more details, see “Corporate Governance—Involvement in Certain Legal Proceedings” below.

Class II Directors Whose Terms Expire in 2013

James D. Robinson IV has served as a member of our Board of Directors since November 2004. Mr. Robinson is a Managing Partner of RRE Ventures, LLC, a venture capital firm primarily focused on technology companies, which he co-founded in 1994. From 1992 to 1994 Mr. Robinson was employed by Hambrecht & Quist Venture Capital, a venture capital firm, where he served as a General Partner for several investment funds for the firm. From 1986 to 1992, he was employed by JP Morgan & Company, where he worked on technology-related assignments, first within the Global Exposure Management group building risk management systems, and later as an investment banker in the Corporate Finance group focused on technology and communications companies. Mr. Robinson serves on the Board of Directors of numerous companies held in the investment portfolios of the RRE Ventures-affiliated funds. Mr. Robinson received a B.A. with a double degree in Computer Science and Business Administration from Antioch College and an M.B.A. from Harvard University. We believe Mr. Robinson’s qualifications to serve on the Board of Directors include his experience in building and financing companies from earliest stages of growth. In addition, Mr. Robinson’s venture capital experience, as well as his insight into capital formation enable him to provide the board with valuable strategic advice.

Steven L. Begleiter has served as a member of our Board of Directors since February 2011. Mr. Begleiter has served as Senior Principal at Flexpoint Ford, LLC, a private equity group focused on investments in financial services and healthcare, since October 2008. Prior to joining Flexpoint Ford, Mr. Begleiter spent 24 years at Bear Stearns & Co., serving first as an investment banker in the Financial Institutions Group and then as Senior Managing Director and member of its Management and Compensation Committee from 2002 to September 2008. Mr. Begleiter also served as head of Bear Stearns’ Corporate Strategy Group. Mr. Begleiter received his B.A. in Economics with honors from Haverford College. Mr. Begleiter has served as a director of MarketAxess Holdings Inc., a Nasdaq-listed company, since April 2012. We believe Mr. Begleiter’s qualifications to serve on the Board of Directors include his many years of experience in leadership positions in the financial services industry as well as his private equity experience. The Board also benefits from his extensive industry knowledge and perspectives on capital formation.

Class III Directors Whose Terms Expire in 2014

Frank Salerno has served as a member of our Board of Directors since July 2005. From July 1999 until his retirement in February 2004, Mr. Salerno was Managing Director and Chief Operating Officer of Merrill Lynch Investment Advisors—Americas Institutional Division, an investment advisory company. Before joining Merrill Lynch, Mr. Salerno spent 18 years with Bankers Trust Company in various positions. In 1990, he assumed responsibility for Bankers Trust’s domestic index management business and in 1995 he became Chief Investment Officer for its Structured Investment Management Group. Mr. Salerno received a B.S. in Economics from Syracuse University and an M.B.A. in Finance from New York University. Mr. Salerno served as a director and member of the audit committee and conflicts committee of K-Sea Transportation Partners, L.P., formerly a NYSE-listed company, from 2004 until its acquisition in 2011. We believe Mr. Salerno’s qualifications to serve on the Board of Directors include his extensive years in senior management positions at large asset management firms as well as his service on the board of directors of another public company. The Board also benefits from his strategic insights on the asset management industry.

R. Jarrett Lilien has served as a member of our Board of Directors since November 2008. Since January 2009, Mr. Lilien has served as Managing Partner of Bendigo Partners, a private equity and consulting firm focused on technology-enabled financial service companies, which he co-founded. Between 1999 and May 2008, Mr. Lilien was employed by E*Trade Financial Corporation, a brokerage and financial services firm, holding various positions including President and Chief Operating Officer, from 2003 to May 2008, and Acting Chief Executive Officer, from November 2007 until March 2008. Prior to his service at E*Trade, Mr. Lilien was Chief Executive Officer of TIR Securities, a global institutional brokerage firm that he co-founded in 1989 and which was later sold to E*Trade. Prior to TIR Securities, Mr. Lilien held various positions at Paine Webber and Autranet, Inc., a division of Donaldson, Lufkin & Jenrette, Inc., both brokerage and financial service firms. Mr. Lilien currently serves as President of the Jazz Foundation of America and is on the Board of Directors of Baryshnikov Arts Center and on the Advisory Board of WFUV FM Radio. Mr. Lilien received his B.A. in Economics from the University of Vermont. We believe Mr. Lilien’s qualifications to serve on the Board of Directors include his experience in founding and building financial services companies. The Board also benefits from his extensive leadership experience and his ability to provide strategic guidance.

Jonathan Steinberg founded our Company and has served as our Chief Executive Officer since October 1988. He has been a member of our Board of Directors since October 1988, serving as Chairman of the Board of Directors from October 1988 to November 2004. He also served as Editor-in-Chief of Individual Investor and Ticker magazines, two magazines formerly published by our Company. Mr. Steinberg, together with Mr. Siracusano, was responsible for the creation and development of our proprietary index methodology.

Prior to founding WisdomTree, from 1986 to 1988, Mr. Steinberg was employed as an analyst in the Mergers and Acquisitions Department of Bear Stearns & Co. Inc., an investment banking firm. Mr. Steinberg is the author of Midas Investing, published by Times Books, a division of Random House, Inc. He attended The Wharton School of Business at the University of Pennsylvania. Mr. Steinberg also serves as a Trustee of WisdomTree Trust. We believe Mr. Steinberg’s qualifications to serve on the Board of Directors include his extensive knowledge of our business, his experience in founding and developing our fundamentally weighted index methodology, as well as his corporate and strategic vision, which provide strategic guidance to the Board. As our Chief Executive Officer, Mr. Steinberg provides essential insight and guidance to the board from a management perspective.

Executive Officers

Amit Muni has served as our Executive Vice President—Finance and Chief Financial Officer since March 2008. Prior to joining our Company, Mr. Muni served as Controller and Chief Accounting Officer of International Securities Exchange Holdings, Inc., an electronic options exchange, from 2003 until March 2008. Mr. Muni was Vice President, Finance, of Instinet Group Incorporated, an electronic agency broker-dealer, from 2000 to 2003. From 1996 until 2000, Mr. Muni was employed as a Manager of the Financial Services Industry Practice of PricewaterhouseCoopers LLP, an accounting firm. From 1991 until 1996, Mr. Muni was an accountant and a senior auditor for National Securities Clearing Corporation, a firm that provides centralized clearing, information and settlement services to the financial industry. Mr. Muni received a B.B.A. in Accounting from Pace University and is a Certified Public Accountant.

Luciano Siracusano III has served as our Executive Vice President—Director of Sales and Chief Investment Strategist since March 2011. From October 2008 to March 2011, Mr. Siracusano served as our Director of Sales and Chief Investment Strategist. Prior to serving in those positions, Mr. Siracusano served as our Director of Research from 2001 until October 2008, and as a research analyst and editor of our various media publications from 1999 until 2001. Mr. Siracusano, together with Mr. Steinberg, was responsible for the creation and development of our fundamentally weighted index methodology. Prior to joining our Company in 1999, Mr. Siracusano was an Equity Analyst at Value Line, Inc., an investment research firm, from 1998 to 1999. Preceding his career in finance, Mr. Siracusano served as Special Assistant to HUD Secretary Henry Cisneros and as a Special Assistant to New York Governor Mario Cuomo. Mr. Siracusano received his B.A. in Political Science from Columbia University.

Peter M. Ziemba has served as our Executive Vice President—Business and Legal Affairs since January 2008 and Chief Legal Officer since March 2011. From April 2007 to March 2011, Mr. Ziemba served as our General Counsel. Prior to joining our Company, Mr. Ziemba was a partner in the Corporate and Securities department of Graubard Miller, which served as our primary corporate counsel, from 1991 to 2007, and was employed as an associate at that firm beginning in 1982. Mr. Ziemba received his B.A. in History with university honors from Binghamton University and his J.D. cum laude from Benjamin N. Cardozo School of Law. Mr. Ziemba served as a director of our Company from 1996 to 2003.

Jonathan Steinberg and Bruce Lavine are also executive officers of the Company, and their biographical information is set forth above in the descriptions of our Directors.

CORPORATE GOVERNANCE

Board Composition

Our Board of Directors currently consists of eight members. Our nominating committee and Board of Directors consider a broad range of factors relating to the qualifications and background of nominees. We have no formal policy regarding board diversity. Our nominating committee’s and Board of Directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, and professional and personal experiences and expertise relevant to our growth strategy.

Our Board of Directors is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of the stockholders, a class of directors will be elected for a three year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held in 2012 for Class I directors, 2013 for Class II directors and 2014 for Class III directors.

•	Our Class I directors are Anthony Bossone, Bruce Lavine and Michael Steinhardt.

•	Our Class II directors are James D. Robinson IV and Steven L. Begleiter.

•	Our Class III directors are Frank Salerno, R. Jarrett Lilien and Jonathan Steinberg.

Our amended and restated certificate of incorporation and amended and restated by-laws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the Board of Directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

In a private placement of our common stock in November 2009, we entered into a Securities Purchase Agreement that provided, among other things, that as long as Michael Steinhardt individually, and RRE Ventures III-A, L.P., RRE Ventures Fund III, L.P., and RRE Ventures III, L.P. (collectively the “RRE Entities”), collectively, beneficially own at least 10,000,000 shares of common stock, they each shall have the independent right to require the Company to either (i) appoint a designee, reasonably acceptable to our Board of Directors, as a member of our Board of Directors, or (ii) provide a designee with notice of all board meetings and copies of all materials delivered to members of our Board of Directors and permit such designee to attend and observe each meeting of our Board of Directors. We further agreed that Mr. Steinhardt and James D. Robinson IV, as the designees of Mr. Steinhardt and the RRE Entities, respectively, were acceptable designees of Mr. Steinhardt and the RRE Entities, respectively.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of chairman of the Board of Directors and chief executive officer are separated. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. While our by-laws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as updated from time to time. Management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board of Directors’ role in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our Company and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Independence

NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board of Directors has determined that six of our eight directors are independent under the listing standards of the NASDAQ Stock Market. The members determined to be independent are Messrs. Begleiter, Bossone, Lilien, Robinson, Salerno and Steinhardt.

Lead Independent Director

In 2008, our Board of Directors determined that it would be good corporate practice to designate one of our independent directors as Lead Independent Director. Mr. Salerno has held this designation since the position was established. The duties of our Lead Independent Director are as follows:

•	serve as the intra-meeting liaison between (i) our Board of Directors and management, and (ii) amongst the independent directors;

•	serve as an ex-officio, non-voting member of each standing committee (of which he is not a member) of our Board of Directors;

•	ensure that appropriate reports and information are circulated to the independent directors on a timely basis by management and others;

•

lead our Board of Directors in the process of periodic reviews of the performance of the Chief Executive Officer, as well as in discussions regarding the Chief Executive Officer’s reports on senior management performance and management succession issues and plans;

•	chair meetings of the independent directors if the chairman is not present; and

•	perform such other appropriate duties as the independent directors shall assign to him or her from time to time.

Committees of Our Board of Directors

Our Board of Directors has established an audit committee, a compensation committee and a nominating committee, each of which operates pursuant to a charter adopted by our Board of Directors. Membership on each committee is limited to independent directors as defined under the listing standards of the NASDAQ Stock Market. In addition, members of the Audit Committee must also meet the independence standards for audit committee members adopted by the SEC.

Audit Committee. Messrs. Bossone, Lilien and Salerno currently serve on the audit committee, which is chaired by Mr. Salerno. Our Board of Directors has determined that each member is an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•	overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

monitoring, reporting to and reviewing with the Board of Directors regarding the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	taking, or recommending that the Board of Directors take, appropriate action to oversee the qualifications, independence and performance of the Company’s independent registered public accounting firm.

Compensation Committee. Messrs. Steinhardt, Lilien and Salerno currently serve on the compensation committee, which is chaired by Mr. Salerno. The compensation committee’s responsibilities include:

•	overseeing the administration of the Company’s compensation programs;

•	determining and approving the compensation of the Company’s Chief Executive Officer;

•	approving the compensation of the non-CEO executive officers and certain other senior employees; and

•	approving all discretionary bonuses for the Company’s employees, advisers and consultants.

Nominating and Corporate Governance Committee. Messrs. Steinhardt, Lilien and Robinson currently serve on the nominating and corporate governance committee, which is chaired by Mr. Steinhardt. The nominating and corporate governance committee’s responsibilities include:

•	recommending criteria and qualifications for board and committee membership;

•	recruiting and evaluating candidates for nomination for election to the Board of Directors or to fill vacancies on the Board of Directors;

•	recommending that the Board of Directors select the director nominees for election at each annual meeting of stockholders;

•	establishing a policy with regard to the consideration of director candidates recommended by stockholders; and

•	reviewing all stockholder nominations and proposals submitted to the Company.

Our Board of Directors may from time to time establish other committees.

Compensation Committee Interlocks and Insider Participation

During 2011, none of our executive officers served as: (i) a member of the Compensation Committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our Board of Directors; or (ii) a director of another entity, one of whose executive officers served on our Board of Directors.

Involvement in Certain Legal Proceedings

The Chairman of our Board of Directors and beneficial owner of approximately 25.5% of our common stock, Michael Steinhardt, was the plaintiff in a civil class action filed in the Court of Chancery of the State of Delaware, in a case entitled Michael Steinhardt, Herbert Chen, Derek Sheeler, Steinhardt Overseas Management, L.P., and Ilex Partners, L.L.C., v. Robert Howard-Anderson, Steven Krausz, Robert Abbott, Robert Bylin, Thomas Pardun, Brian Strom, Albert Moyer, and Occam Networks, Inc., C.A. No. 5878-VCL. Occam Networks, Inc., was a publicly traded Delaware corporation that announced on September 16, 2010, that it had entered into a merger agreement with Calix, Inc., another publicly traded company in the telecommunications equipment industry. Plaintiffs, Occam shareholders, filed the class action challenging the merger. As part of these proceedings, the court entered a confidentiality order to protect the non-public information that would be exchanged in discovery. This order contained both a general requirement that non-public information produced in the action be used solely for purposes of the litigation and a specific restriction against purchasing, selling, or otherwise trading in the securities of Occam or Calix on the basis of such information. Beginning on December 28, 2010, Mr. Steinhardt began short-selling Calix stock as a way to exit his Occam position. The defendants filed a motion for sanctions on the basis that Delaware law prohibits plaintiff-fiduciaries from trading stock while they are in possession of non-public information they obtained in discovery. After conducting an evidentiary hearing, the court granted the defendants’ motion for sanctions with respect to Mr. Steinhardt and his affiliated funds on January 6, 2012. The court dismissed Mr. Steinhardt and his affiliated funds from the case with prejudice, barred them from receiving any future recovery in the lawsuit, required them to self-report their trading activities to the SEC and disclose it in any future application to serve as lead plaintiff, and ordered them to disgorge profits of over $530,000. Mr. Steinhardt has self-reported the trading activity to the SEC, but he is unaware of whether the SEC intends to take any actions regarding the trading activity.

Mr. Steinhardt’s actions did not involve the Company or trading in the Company’s securities and, based on the facts currently known, which we are continuing to monitor, we do not believe Mr. Steinhardt’s actions will have a material impact on our business, although there can be no assurance that this will be the case or that these matters, and any investigation by the SEC, NASDAQ and/or other authorities or any actions that result from these matters, will not have an adverse effect on our reputation or the price of our common stock. Investigations or actions by the SEC, NASDAQ and/or other authorities may also affect, among other things, Mr.  Steinhardt’s continued tenure on our Board of Directors.

Corporate Governance

We have adopted a code of conduct that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of conduct is available on our website at www.wisdomtree.com. We intend to disclose any amendments to this code, or any waivers of its requirements, on our website.

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2011 and has discussed these statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Ernst & Young LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Ernst & Young LLP the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T, which we refer to as SAS 61. SAS 61 (as codified in AU Section 380 of the Codification of Statements on Auditing Standards) requires our independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management regarding financial accounting and reporting matters and audit procedures.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young their independence from the Company.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,

Frank Salerno, Chairperson Anthony Bossone R. Jarrett Lilien

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Ernst & Young LLP acted as the Company’s independent registered public accounting firm for the Company for the year ended December 31, 2011. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Company requests such ratification as a matter of good corporate practice. A majority of the votes properly cast is required for the approval of the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, and brokers, bankers and other nominees have discretionary voting power on this routine matter. Accordingly, abstentions and broker non-votes will have no effect on the ratification. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Principal Accounting Fees and Services

The following table sets forth the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP during the years ended December 31, 2011 and 2010 (in thousands):

	Fiscal Year
	2011	2010
Audit Fees (1)	$564	$135
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$564	$135

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements, quarterly review of financial statements included in the Company’s statutory and regulatory filings and for services that are normally provided by independent auditors, including services provided in connection with our initial filing on Form 10 related to the listing of our common stock on the Nasdaq Global Market and our public offering.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves each audit and non-audit service rendered by Ernst & Young LLP to the Company, including the fees and terms thereof. The Committee may form and delegate authority to subcommittees of the Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting pursuant to the Audit Committee Charter. In accordance with this policy, the Audit Committee pre-approved all Audit and Audit-Related fees described above before services were rendered.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3: VOTE ON AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board of Directors is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, the Board of Directors is providing the Company’s stockholders with an opportunity to vote on an advisory resolution related to the compensation of the Company’s named executive officers.

As described below under “Executive Compensation—Compensation Discussion and Analysis,” we have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2012 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other compensation related tables and disclosure.”

As this vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of this vote. However, the Compensation Committee will carefully consider the outcome of this vote when considering future executive compensation policies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

PROPOSAL 4: VOTE ON AN ADVISORY RESOLUTION ON THE FREQUENCY OF

FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

As part of the Board’s commitment to excellence in corporate governance, and as required by the Section 14A(a)(2) of the Exchange Act, the Board of Directors is providing the Company’s stockholders with an opportunity to provide an advisory vote to determine whether the vote on the advisory resolution on the compensation of the Company’s named executive officers should occur every one, two or three years.

The Board of Directors is not making a recommendation on this matter. Stockholders are not voting to approve or disapprove of this particular recommendation. Instead, the Notice of Internet Availability or proxy card provides for four choices and stockholders are entitled to vote on whether the advisory vote on executive compensation should be held every one, two, or three years, or to abstain from voting.

As this vote is advisory, the results will not be binding upon the Board of Directors and the Board of Directors may decide that it is in the best interest of our stockholders to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders. However, the Board of Directors will carefully consider the outcome of this vote when considering the frequency of future advisory votes on executive compensation.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors of WisdomTree has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon that review and discussion, the Compensation Committee has recommended to the Board of Directors that the information set forth below under the heading “Compensation Discussion and Analysis” be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Frank Salerno, Chairperson R. Jarrett Lilien Michael Steinhardt

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides comprehensive information regarding our compensation programs and policies for our named executive officers, who consist of:

•	Jonathan Steinberg, our Chief Executive Officer (“CEO”);

•	Bruce Lavine, our President and Chief Operating Officer (“COO”);

•	Amit Muni, our Executive Vice President—Finance and Chief Financial Officer (“CFO”);

•	Luciano Siracusano, our Executive Vice President—Director of Sales and Chief Investment Strategist (“CIS”); and

•	Peter M. Ziemba, our Executive Vice President—Business and Legal Affairs and Chief Legal Officer (“CLO”).

We provide what we believe is a competitive total compensation opportunity for our executive management team through a combination of base salary, cash incentive bonuses, equity compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains the following:

•	our compensation philosophy and objectives;

•	our executive compensation process, including the role of our Compensation Committee and management; and

•	our policies, practices, and actions with respect to each compensation element.

Included in each description will be the rationale for compensation decisions made for the 2011 fiscal year with respect to our executive officers.

Our Compensation Philosophy and Objectives

Our compensation philosophy and objectives are primarily shaped by strategies to achieve our long-term goals within the business environment in which we operate. We operate in an intensively competitive and challenging business environment and we expect competition to continue and intensify. We directly compete with numerous other ETF sponsors and indirectly compete with other larger and multi-national traditional asset management companies. We compete on a number of factors including the breadth and depth of our product offering as well as the investment performance and fees of our ETFs. We believe our long-term success depends on our ability to:

•	continue to innovate and introduce new ETFs to the marketplace;

•	grow our market share of industry inflows to become one of the top five ETF sponsors in the United States; and

•	continue to leverage our existing product offering.

A key component of our long-term success is our ability to employ the industry’s most talented, professional and dedicated people at all levels within the Company.

The primary objectives of our compensation program are as follows:

•	attract, retain, and motivate our professional, dedicated, and expert employees in the highly competitive asset management industry;

•	reward and retain employees whose knowledge, skills and performance are critical to our continued success;

•	align the interest of all our employees with those of our stockholders by motivating them to increase stockholder value; and

•	motivate our executives to manage our business to meet short-term and long-term objectives and reward them appropriately for meeting or exceeding them.

The following principles guide our compensation programs:

•

Pay-for-performance—Our compensation programs are designed to reward our employees for their individual performance as well as our Company’s performance. If our employee is a top-tier performer, he or she should receive higher rewards. Likewise, where individual performance falls short of expectations and/or our Company’s financial performance declines, the programs should deliver lower levels of compensation. In addition, the objectives of pay-for performance and retention must be balanced. Even in periods of temporary downturns in our Company’s performance, our programs should continue to ensure that our successful, high-achieving employees will remain motivated and committed to us.

•

Every employee should be a stake-holder aligned with our stockholders—We believe a key factor in our success has been and continues to be fostering an entrepreneurial culture where our employees act and think like our owners. As such, our compensation programs should encourage stock ownership deep within the organization to align our employees’ interests with our stockholders. Our stock awards should be long-term in nature.

•

Higher levels of responsibility are reflected in compensation—Our compensation should be based on our employees’ level of job responsibility. As employees progress to higher levels in our organization, an increasing proportion of their pay should be tied to our Company’s long-term performance because they are more able to affect our results.

•

Competitive compensation levels—Our compensation programs should be reflective of the value of the position in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•

Team approach—We believe our success has been based on the coordinated efforts of all our employees working towards our common goals, not on the efforts of any one individual. As such, our compensation programs should be applied across the organization, taking into account differences in job responsibilities and marketplace considerations. Perquisites should be rare and limited to those that are important to our employees’ ability to safely and effectively carry out their responsibilities.

To achieve these objectives, we seek to provide competitive compensation packages recognizing and rewarding individual contributions to ensure that executive compensation is aligned with corporate strategies and business objectives.

Factors Considered in Evaluating Total Compensation for our Executive Officers

The Compensation Committee considers the following un-weighted factors to ensure that compensation is fair, reasonable, competitive and consistent with our compensation philosophies and objectives referred to above:

•	Our financial results, including actual results, budgets and projections and our overall financial health.

•

Operational performance metrics, including net inflows into our ETFs compared to the ETF industry, market share of industry inflows and total growth in assets under management as compared to the industry.

•

The broader economic conditions within the industry. The Compensation Committee recognizes that our assets under management and ability to gather ETF inflows are subject to market and other external conditions outside of our control.

•	The performance of our common stock.

•

The experience, tenure and performance of our executive officers and the extent to which the Compensation Committee is generally satisfied with our executive officer’s past performance and expected future contributions.

•	Each executive officer’s duties, responsibilities and ability to influence corporate performance.

•	Industry survey data to confirm the reasonableness of compensation levels.

•	Historical executive compensation levels along with company-wide compensation levels.

•	Our contractual obligation to certain officers.

The Compensation Committee considers the factors above, together with their collective experiences and business judgment, to evaluate our compensation practices. The Compensation Committee believes this general approach helps us to compete in hiring and to retain the best possible talent while at the same time maintaining a reasonable and responsible cost structure.

Background to Understanding Compensation Levels for our Executive Officers

Compensation for all our employees, including our executive officers, is based on the philosophies described above. However, in conjunction with these philosophies, the levels of compensation are also significantly influenced by what the Company can afford to pay as a result of our financial performance and relatively short operating history. In the future, as we gain experience, we expect that the specific direction, emphasis and components of our executive compensation program will evolve.

In addition, our CEO and CIS, as co-creators of our fundamentally weighted methodology, were granted significant equity awards during our transition phase from a media company to an asset manager. As such, their compensation packages are structured differently than the remaining three executive officers’ compensation packages. Of significance, our CEO and CIS do not maintain employment agreements with us due to their significant equity ownership of the Company. The initial compensation packages for our COO, CFO and CLO, who were hired shortly before or after we launched our first ETFs, were based on individual negotiations as these executive officers were leaving the perceived safety and relatively stable compensation opportunities at their prior employers, who were significantly larger and financially stronger than WisdomTree at the time, to come work for us. As such, we have entered into employment agreements with them which establish certain minimum amounts of cash compensation per year along with other benefits. On May 24, 2011, we amended and restated the employment agreements with our COO, CFO and CLO to, among other things, add and/or revise certain post-employment restrictive covenant provisions and make certain changes to the severance benefits, which are described in more detail below under “—Potential Payments Upon Termination or Change in Control.” A summary of the material terms and conditions of the employment agreements with our executive officers are discussed below.

Role of the Compensation Committee

The Compensation Committee, which is comprised entirely of independent directors, is responsible for the general oversight of our compensation policies and practices. The Compensation Committee also reviews the overall compensation structure and evaluates the overall performance of our executive officers as a team in order to determine that compensation is fair, reasonable, competitive and consistent with our compensation philosophies and objectives. The Compensation Committee does not engage any compensation consultants with respect to executive compensation. Rather, in reviewing compensation levels for our executive officers, the Compensation Committee considers their collective experiences and business judgment, knowledge of compensation trends of the industry in which we compete, the economic environment, our financial status and contributions our executive officers had made to our business—individually and as a team.

The Compensation Committee specifically evaluates the performance of our CEO. The Compensation Committee also discusses the overall performance and compensation for our CEO with members of our Board of Directors. The Compensation Committee presents to our Board of Directors information regarding executive compensation matters for all our executive officers for informational purposes.

The Compensation Committee administers and exercises the authority granted to it under our equity-based plans, reviews and makes recommendations to our Board of Directors with respect to directors’ compensation, and reviews and approves employment, severance, and change in control agreements as well as any other supplemental benefits provided to our executive officers. The Compensation Committee also works with our CLO to annually review and reassess the adequacy of its charter, proposing changes as necessary to our Board of Directors for approval.

Role of Management

Our executive officers play a critical and important role in setting or recommending compensation levels throughout our organization. Our CEO makes incentive compensation recommendations for the executive officers to the Compensation Committee. In considering the CEO’s recommendations, the Compensation Committee considers the factors discussed above to ensure that compensation is fair, reasonable, competitive and consistent with our compensation philosophies and objectives.

Our CFO and CLO work with our CEO and Chairman of our Compensation Committee to design and develop compensation programs applicable to all our employees, including recommending changes to existing compensation programs and operational performance targets, preparing analyses of Company financial, operational data or other Compensation Committee briefing materials, analyzing industry data, and, ultimately, implementing the decisions of the Compensation Committee.

Compensation Benchmarking

The Compensation Committee monitors relevant market and industry statistics on executive compensation to balance our need to compete for talent with our need to maintain a reasonable and responsible cost structure, as well as with the goal of aligning the interests of our executive officers with those of our stockholders. In making compensation decisions, the Compensation Committee reviews industry surveys by McLagan Partners, Inc., a compensation consulting firm for the financial services industry, which prepares annual comprehensive compensation surveys for the asset manager industry. These surveys consisted of consolidated average compensation information of publicly traded and private asset management firms. The Compensation Committee uses these industry surveys as a reasonable data point; however, they do not benchmark compensation of our executive officers to these surveys. Rather, they weigh more heavily on their business judgment and other compensation determination factors discussed above.

In the future, as we gain experience, our Compensation Committee may choose to retain the services of a compensation specialist from time to time in connection with the establishment of cash and equity compensation and related policies. While market data and reports from third-party consultants provide useful starting points for compensation decisions, our Compensation Committee will continue to ensure our compensation philosophies are maintained or evolved in light of current market trends or practices.

Components of Compensation

We have established the following components of compensation to satisfy our compensation objectives:

•	base salary;

•	annual incentive compensation;

•	long-term equity compensation;

•	benefit programs;

•	change in control benefits; and

•	severance benefits.

We believe these components provide competitive compensation packages recognizing and rewarding individual contributions; ensure that executive compensation is aligned with corporate strategies and business objectives; and promote the achievement of key strategic and operating performance measures.

Each of the elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation. In addition, discussion of the amounts of compensation paid to our executive officers under each of these elements is presented in the manner that the Compensation Committee uses to evaluate compensation. We believe it is useful to present this information, and to share this perspective with our stockholders, in order to clarify how our Compensation Committee numerically evaluates total compensation. These tables supplement the “Summary Compensation Table” presented below, which is in the format required by the SEC.

Base Salary

We use base salary as a means of providing steady pay or a fixed source of compensation for our executive officers allowing them a degree of certainty in order to attract and retain them. Base salaries were originally established at the time the executives were hired, taking into consideration the position’s duties and level of responsibility, the executives’ prior experience and skills, expected contribution to our performance, our understanding of what executives at other similar companies were being paid at such time, our financial condition, and the judgment of our Compensation Committee based on their industry experience. We have entered into employment agreements that establish certain base salaries for our COO, CFO and CLO as part of their employment with us. On May 24, 2011, we amended and restated the employment agreements with our COO, CFO and CLO, but no changes were made to the base salaries provided to each of these executive officers. We have not entered into such an arrangement with our CEO or CIS. Our CEO’s salary was subjectively determined by our Compensation Committee and our CIS’s salary was adjusted in 2011 to bring him in parity with the other executive officers.

The table below reflects the changes in base salaries of our executive officers in 2011:

Executive Officer	2010 Base Salary	Raise	2011 Base Salary
Jonathan Steinberg	$450,000	—	$450,000
Bruce Lavine	$300,000	—	$300,000
Amit Muni	$300,000	—	$300,000
Luciano Siracusano	$250,000	$50,000	$300,000
Peter M. Ziemba	$300,000	—	$300,000

Annual Incentive Compensation

We have established an annual bonus program to reward our executive officers, as well as all our employees, for their individual performance as well as Company performance. Incentive compensation is intended to motivate executives to achieve company-wide operating and strategic objectives. We have entered into employment agreements with our COO, CFO and CLO that establish minimum annual cash incentive compensation of $200,000. On May 24, 2011, we amended and restated the employment agreements with our COO, CFO and CLO, but no changes were made to the annual incentive compensation provided to each of these executive officers. We believe this amount together with their base salary was necessary to obtain their employment and is adequate to retain and incentivize our executive officers to work at the highest level of their individual abilities and as a team to earn additional incentive compensation to meet our strategic and operating objectives.

Beginning with the 2008 performance year, we began awarding annual incentive compensation as 75% cash and 25% restricted stock which vests in one year. To determine the number of shares of restricted stock awarded as incentive compensation, we convert the dollar amount of the award into shares of restricted stock by using a 30-day volume weighted average price of our common stock. Any discretionary bonuses awarded to our COO, CFO and CLO above their established minimum amounts are also subject to this split. This was an informal guideline that the Compensation Committee approved. We may change this split in the future as we grow and gain more experience with our compensation practices.

For the 2011 performance year, our CEO recommended, and the Compensation Committee agreed and approved after deliberation, discretionary incentive compensation for our executive officers. In evaluating the recommended amounts, the Compensation Committee considered the following goals established at the beginning of the year and management’s progress in achieving those goals. The Compensation Committee noted that management had either achieved or made significant progress in achieving the stated goals in the year ended December 31, 2011.

Those goals and actual results are as follows:

GOAL	ACTUAL RESULTS

• Improvement in net ETF inflows from the prior year	• Net inflows improved 24% from $3.1 billion in 2010 to $3.9 billion in 2011.

• Increased market share of industry inflows from the prior year	• Market share increased from 2.7% in 2010 to 3.4% in 2011.

• Improvement in assets under management growth as compared to the ETF industry and other ETF sponsors	• Our assets under management increased 23% in 2011, the highest among the top 10 ETF sponsors.

• Continued diversification of product offering

•    We launched a second international fixed income ETF in 2011 and changed the investment objective of two ETFs to add additional products to our international fixed income category. We further diversified by launching two alternative strategy ETFs and re-purposed three additional ETFs to enhance their attractiveness to investors.

• Achievement of net income	• Achieved in the first quarter of 2011.

• Improvement in the price of the Company’s common stock in order to support an exchange listing	• Our common stock increased by 46%, the most of any publicly traded asset manager in 2011 and reached a level which supported an exchange listing.

The approved incentive compensation amounts were not formula-based but rather based on the subjective determination of our CEO, and approved by our Compensation Committee, taking into account the total compensation of each executive officer, each executive’s level of responsibility in achieving our goals, the competitive market for the executive’s position, and recognizing that the goals were achieved as a team with each executive officer contributing from his individual area of expertise and skill.

The incentive compensation granted to our executive officers for the 2010 and 2011 performance years is below:

Executive Officer	Total Incentive Compensation	Awarded As Cash	Awarded As Restricted Stock
Jonathan Steinberg
2011	$425,000	$318,750	$106,250
2010	$350,000	$262,500	$87,500
Bruce Lavine
2011	$465,625	$399,219	$66,406
2010	$400,000	$350,000	$50,000
Amit Muni
2011	$356,250	$317,188	$39,062
2010	$300,000	$275,000	$25,000
Luciano Siracusano
2011	$425,000	$318,750	$106,250
2010	$350,000	$262,500	$87,500
Peter M. Ziemba
2011	$356,250	$317,188	$39,062
2010	$300,000	$275,000	$25,000

Long-Term Equity Compensation

Because short-term performance does not by itself accurately reflect our overall performance nor the return realized by our stockholders, our employees are eligible to receive equity awards. We believe that providing equity ownership:

•	serves to align the interests of our employees with our stockholders by creating an ownership culture and a direct link between compensation and stockholder return;

•	creates a significant, long-term interest for our employees to contribute to our success;

•	aids in the retention of employees in a highly competitive market for talent; and

•	allows the executives to participate in our longer-term success through stock price appreciation.

Currently, our equity award program is the primary vehicle for offering long-term incentives to our executives. Our equity awards take the form of stock options and restricted stock awards. Stock options typically require significant growth in stockholder value to generate long-term value to our executives which is in line with our performance-oriented culture. Restricted stock awards have intrinsic value which is important in retaining our executive talent. In addition, the vesting feature of our equity awards is intended to encourage the executive to remain with us for several years. We have not adopted any formal guidelines for allocating long-term compensation between stock options and restricted stock; however, the Compensation Committee subjectively ensures that the mix conforms to our overall philosophy and objectives.

In determining the size and mix of equity grants to our executives, our Compensation Committee used their collective experiences and business judgment and considered the executives’ level of responsibility, the executives’ ability to significantly influence our growth and profitability, the executives previous experience, and the amount of equity awarded to our other executives. Typically, larger awards have been made to the executive officers who have areas of responsibility and functions that are more likely to build long-term stockholder value, as determined by how directly linked their areas of responsibility are to our growth or those with longer experience in the respective areas of expertise.

Long-term equity awards have different vesting periods varying from two to seven years. We set the exercise price of all stock option grants prior to 2010 based on the closing price of our common stock on the grant date. In 2010, we changed our practice and set the exercise price of all stock option grants to equal the greater of (a) the thirty day volume weighted average price of our common stock or (b) the grant date volume weighted average price. Vesting and exercise rights cease shortly after termination of employment except in certain cases discussed further below. Unvested restricted stock awards carry voting rights and the right to receive dividends.

For the 2011 performance year, our CEO recommended, and our Compensation Committee agreed after deliberation, to grant long-term incentive awards to our CIS, CFO and CLO. The award for our CIS was subjectively determined by our CEO and COO and based primarily on the fact that practically all (96%) of his existing equity awards had vested and lost their retention characteristics. The award for our CFO and CLO was subjectively determined by our CEO and based on their outstanding performance during the year and contributions to achieving our corporate related goals. To enhance their retention aspects, the award for our CIS will vest equally over two years and the awards for our CFO and CLO will vest equally over four years. The amounts granted were as follows:

Executive Officer	Total Value of Long-Term Award	Awarded As Restricted Stock	Awarded As Options
Amit Muni
2011	$946,500	$946,500	—
2010	$958,500	$510,000	$448,500
Luciano Siracusano
2011	$946,500	$946,500	—
2010	—	—	—
Peter M. Ziemba
2011	$946,500	$946,500	—
2010	$510,000	$510,000	—

The dollar values above reflect the accounting date fair value in accordance with U.S. generally accepted accounting principles. The assumptions used by us in valuing equity awards are set forth in note 6 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Total Compensation

The table below reflects the total compensation granted to our executive officers for the 2010 and 2011 performance years presented in a manner that the Compensation Committee used to evaluate total compensation:

Executive Officer	Base Salary	+	Annual Bonus	=	Annual Total Compensation	&	Long Term Equity Award
Jonathan Steinberg
2011	$450,000		$425,000		$875,000		—
2010	$450,000		$350,000		$800,000		—
Bruce Lavine
2011	$300,000		$465,625		$765,625		—
2010	$300,000		$400,000		$700,000		—
Amit Muni
2011	$300,000		$356,250		$656,250		$946,500
2010	$300,000		$300,000		$600,000		$958,500
Luciano Siracusano
2011	$300,000		$425,000		$725,000		$946,500
2010	$250,000		$350,000		$600,000		—
Peter M. Ziemba
2011	$300,000		$356,250		$656,250		$946,500
2010	$300,000		$300,000		$600,000		$510,000

Benefits and Perquisites

As stated in our compensation philosophy, our executive officers and Compensation Committee agree that perquisites should be rare and limited to those that are important to our employees’ ability to safely and effectively carry out their responsibilities. Our executive officers are entitled to participate in the various benefits made available to our employees, such as our 401(k) plan, group health plans, paid vacation and sick leave, basic life insurance and short-term and long-term disability benefits, and directors and officer’s liability insurance.

Our employee savings plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, or the Code. This plan permits employees to make contributions up to the statutory limit. We have the discretion to match employee contributions from our profits. We have not made any matches to employee contributions since we incurred net losses since we began our operations. We may make matching contributions in the future.

Severance and Change-in-Control Benefits

Pursuant to employment agreements we have entered into with our COO, which was amended and restated on April 24, 2012, and our CFO and CLO, which were amended and restated on May 24, 2011, each of them is entitled to specified benefits in the event of the involuntary termination of his employment without cause or the voluntary termination of his employment for good reason.

These benefits include acceleration of unvested restricted stock and option awards and guaranteed minimum severance payments and benefits. In addition, upon a change in control that occurs during the executive’s employment or, in certain circumstances, within twelve months after an involuntary termination without cause or voluntary termination for good reason, certain of the equity awards that have been granted to our named executive officers other than our COO will accelerate and any stock options will become fully or partially vested and the conditions and restrictions on any restricted stock awards will be removed. We have provided more detailed information about these benefits, along with estimates of value under various circumstances, in the table below under “—Potential Payments Upon Termination or Change of Control.” Our goal in providing severance and change in control benefits is to offer certainty regarding the potential severance protection such that our executive officers will: (i) focus their attention and decision-making on the requirements of the business, and (ii) cooperate in negotiating any change in control in which they believe they may lose their jobs. We believe these benefits assist in maintaining a competitive position in terms of attracting and retaining key executives which is in the best interests of our stockholders.

Tax and Accounting Considerations

Currently, the accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, in the future as we continue to gain experience with our compensation policies and grow our business, we will evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to compensation policies where appropriate. For example, Section 162(m) of the Code generally disallows a tax deduction to a publicly-traded company for certain compensation in excess of $1,000,000 paid in any taxable year to the chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We believe we will structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax-deductible to us. The Compensation Committee in its judgment may, however, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Amended and Restated Employment Agreements

On May 24, 2011, we amended and restated the employment agreements with our COO, CFO and CLO to, among other things, add and/or revise certain post-employment restrictive covenant provisions and make certain changes to the severance benefits, which are described in more detail below under “—Potential Payments Upon Termination or Change in Control.” These amended and restated employment agreements did not effect any changes to the amount of the base salary, annual incentive compensation or equity awards to be provided to each of these executive officers. On April 24, 2011, we further amended and restated the employment agreement with our COO, which is described below.

Option Restructuring

In January 2009, our Compensation Committee and Board of Directors approved a proposal to provide eligible employees an opportunity to exercise their underwater stock options in the future at an alternative lower strike price. To obtain the full benefit of the alternative strike price, employees are required to remain with the Company for an additional four years. Under the program, eligible employees could exercise one quarter of their stock options each year at an alternative strike price of $1.07. The alternative strike price represented a 50% premium to our thirty day volume weighted-average price on the day the program was approved. Options prices on the program’s approval date ranged from $1.75 to $9.45 with a weighted-average exercise price of $4.34. The purpose of this proposal was to incentivize our employees and retain them as their existing option awards, in most cases, were out of or significantly out of the money. Our Compensation Committee and our Board of Directors deliberated and agreed that employees perceiving little value in their equity awards due to high strike prices as compared to the price of our common stock did not meet our compensation objectives or philosophy. Our Compensation Committee and our Board of Directors agreed that this proposal also benefited stockholders as no new additional awards were granted and this proposal replaced the need to grant additional long-term awards in the near future. Our Board of Directors did not participate in the program.

Risk Analysis of Compensation Policies and Programs

The Compensation Committee has reviewed our overall compensation policies and believes that these policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our Company. The design of the compensation policies and programs encourages employees to remain focused on both our short- and long-term goals. For example, while the cash bonus plan measures performance on an annual basis, the equity awards typically vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking.

Conclusion

After careful review and analysis, we believe that each element of compensation and the total compensation provided to each of our executive officers is reasonable and appropriate. Through the compensation arrangements described above, a portion of each executive’s compensation is contingent on our company-wide and their individual performance. Therefore, the realization of benefits by the executive is closely linked to our achievements and increases in stockholder value. We remain committed to our compensation philosophies and the Compensation Committee gives careful consideration to our executive compensation program, including each element of compensation for each executive. The Compensation Committee believes that our compensation program gives each executive appropriate incentive to contribute to our long-term performance and believes that our compensation structure and practices encourage management to work as a team in an entrepreneurial culture for outstanding stockholder returns, without taking unnecessary or excessive risks. The total compensation opportunities of our compensation packages will allow us to attract and retain talented executives who have helped and who will continue to help us grow as we look to the years ahead.

Summary Compensation Table

The following table sets forth certain information with respect to compensation earned during the years ended December 31, 2011 and 2010 by each named executive officer.

Name and Principal Position	Year	Salary			Bonus(1)		Stock Awards(2)		Option Awards(2)		Total
Jonathan Steinberg Chief Executive Officer	2011 2010	$ $	450,000 450,000		$ $	318,750 262,500	$ $	92,774 250,000		— —	$ $	861,524 962,500

Bruce Lavine President and Chief Operating Officer	2011 2010	$ $	300,000 300,000		$ $	399,219 350,000	$ $	53,015 50,000	$	— 100,500	$ $	752,234 800,500

Amit Muni Executive Vice President – Finance and Chief Financial Officer	2011 2010	$ $	300,000 294,792	(3)	$ $	317,188 275,000	$ $	536,505 50,000	$ $	448,500 134,000	$ $	1,602,193 753,792

Luciano Siracusano Executive Vice President – Director of Sales and Chief Investment Strategist	2011 2010	$ $	300,000 245,833	(4)	$ $	318,750 262,500	$ $	92,774 62,501		— —	$ $	711,524 570,834

Peter M. Ziemba Executive Vice President – Business and Legal Affairs and Chief Legal Officer	2011 2010	$ $	300,000 300,000		$ $	317,188 275,000	$ $	536,505 50,000	$	— 134,000	$ $	1,153,693 759,000

(1)	Amounts reflected for the year 2010 reflect bonuses earned in 2010 and paid in 2011, and amounts reflected for the year 2011 reflect bonuses earned in 2011 and paid in 2012.
(2)	Amounts reflect the aggregate accounting grant date fair value of awards to our named executive officers computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in note 6 of the notes to our annual consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(3)	Pursuant to the terms of Mr. Muni’s employment agreement, his base salary increased from $275,000 to $300,000 effective on March 16, 2010. The amount shown above reflects the pro rata application of that increase for the year ended December 31, 2010.
(4)	The Compensation Committee increased Mr. Siracusano’s base salary from $200,000 to $250,000 effective on February 1, 2010. The amount shown above reflects the pro rata application of that increase for the year ended December 31, 2010.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock awards granted to our named executive officers under our equity plans during the year ended December 31, 2011.

Grants of Plan-Based Awards Table for the 2011 Fiscal Year

Name	Grant Date	Option Awards: Number of Shares Underlying Options	Exercise or Base Price of Option Awards	Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards(1)
Jonathan Steinberg	1/27/2011			18,191	$92,774
Bruce Lavine	1/27/2011			10,395	$53,015
Amit Muni	1/27/2011	150,000	$5.05	105,197	$985,005
Luciano Siracusano	1/27/2011			18,191	$92,774
Peter M. Ziemba	1/27/2011			105,197	$536,505

(1)	Amounts reflect the aggregate accounting grant date fair value of awards to our named executive officers computed in accordance with FASB Accounting Standard Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in note 6 of the notes to our annual consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year End Awards

The following table sets forth certain information with respect to outstanding options and stock awards held by our named executive officers at December 31, 2011:

Outstanding Equity Awards at Fiscal Year-End 2011 Table

	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Grant Date	Option Expiration Date(1)		Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)
	Exercisable		Unexercisable
Jonathan Steinberg	3,604,292		—	—	$0.05	4/3/02	4/2/12	(3)
	3,000,000		—	—	$0.03	3/17/04	3/16/14	(4)
	835,000		—	—	$0.16	11/10/04	11/9/14	(5)
	875,000		875,000	—	$0.70	1/26/09	1/25/19	(6)
									1/27/11	18,191	$110,056	(13)
Bruce Lavine	150,000		450,000	—	$0.70	1/26/09	1/25/19	(7)
	—		75,000	—	$2.25	1/28/10	1/27/20	(8)
									1/26/09	450,000	$2,722,500	(14)
									1/27/11	10,395	$62,890	(13)
Amit Muni	150,000	(9)	150,000	—	$1.07	1/16/08	1/15/18	(9)
	—		100,000	—	$2.25	1/28/10	1/27/20	(8)
	—		150,000	—	$5.05	1/27/11	1/26/21	(10)
									1/27/11	5,197	$31,442	(13)
									1/27/11	100,000	$605,000	(15)
Luciano Siracusano	2,143		—	—	$0.07	11/6/02	11/5/12	(11)
	156,163		—	—	$0.10	7/30/03	7/29/13	(6)
	750,000		—	—	$0.03	3/17/04	3/16/14	(4)
	336,953		—	—	$0.16	11/10/04	11/9/14	(6)
	100,000		100,000	—	$0.70	1/26/09	1/25/19	(6)
									1/27/11	18,191	$110,056	(13)
Peter M. Ziemba	400,000	(12)	400,000	—	$1.07	4/23/07	4/22/17	(12)
	—		100,000	—	$2.25	1/28/10	1/27/20	(8)
									1/27/11	5,197	$31,442	(13)
									1/27/11	100,000	$605,000	(15)

(1)	The expiration date for all options is the date that is ten years after the grant date. See “—Potential Payments Upon Termination or Change of Control” for a description of the acceleration provisions upon termination or change of control.
(2)	The market value of such holdings is based on the closing price of $6.05 per share of our common stock as reported on December 30, 2011.
(3)	These options vest semi-monthly for 8.5 months from the date of grant, subject to continued employment.
(4)	50% of these options vest at a rate of 25% of the shares of common stock underlying the option each year starting one year from the date of grant, subject to continued employment. The remaining 50% vested upon the Company achieving net income of at least $1.00 in two consecutive quarters.
(5)	These options vested 50% on the grant date and 50% one year from the date of grant, subject to continued employment.
(6)	These options vest at a rate of 25% of the shares of common stock underlying the option each year starting one year from the date of grant, subject to continued employment.
(7)	These options vest at a rate of 25% of the shares of common stock underlying the option each year starting two years from the date of grant, subject to continued employment.
(8)	These options vest 100% on February 15, 2012, subject to continued employment.
(9)

These options vest at a rate of 25% of the shares of common stock underlying the option each year starting one year from date of grant. The exercise price of these options was initially $2.72. On January 26, 2009, our Board of Directors modified these options. As modified, the exercise price of these options is now $1.07 and the new vesting schedule begins as of the date of modification. As a result, in addition to the 150,000 options shown in the table above that are currently exercisable at $1.07 under the modified vesting schedule, Mr. Muni has the right to exercise options to purchase an additional 75,000 shares of common stock at $2.72 under the initial vesting schedule. For more information see “Compensation Discussion and Analysis—Option Restructuring” above.
(10)	These options vest at a rate of 25% of the shares of common stock underlying the option each year starting three years from the date of grant, subject to continued employment.
(11)	These options vest at a rate of 33.3% of the shares of common stock underlying the option each year from the date of grant, subject to continued employment.
(12)	These options vest at a rate of 25% of the shares of common stock underlying the option each year starting one year from date of grant. The exercise price of these options was initially $6.35. On January 26, 2009, our Board of Directors modified these options. As modified, the exercise price of these options is now $1.07 and the new vesting schedule begins as of the date of modification. As a result, in addition to the options to purchase 400,000 shares of common stock shown in the table above that are currently exercisable at $1.07 under the modified vesting schedule, Mr. Ziemba has the right to exercise options to purchase an additional 400,000 shares of common stock at $6.35 under the initial vesting schedule. For more information see “Compensation Discussion and Analysis—Option Restructuring” above.
(13)	These shares of restricted stock vest 100% after one year, subject to continued employment.
(14)	These shares of restricted stock vest at a rate of 25% each year starting two years from the date of grant, subject to continued employment.
(15)	These shares of restricted stock vest at a rate of 25% each year starting one year from the date of grant, subject to continued employment.

Option Exercises and Stock Vested

The following table sets forth, for each named executive officer, the value of all share-based incentive plan awards vested during the year ended December 31, 2011:

Option Exercises and Stock Vested Table for the 2011 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Jonathan Steinberg	—	—	111,111	$557,777
Bruce Lavine	—	—	172,222	$889,054
Amit Muni	—	—	122,222	$685,554
Luciano Siracusano	—	—	27,778	$139,446
Peter M. Ziemba	—	—	72,222	$433,554

(1)	Based on the volume weighted average price per share of our common stock on the date on which restricted stock awards vested and were settled.

Employment Agreements

Bruce Lavine

On May 24, 2011, we entered into an employment agreement with our President and Chief Operating Officer, Bruce Lavine, which agreement was amended on April 24, 2012. The 2011 agreement was for an indefinite term, and Mr. Lavine’s employment was on an “at will” basis. Mr. Lavine’s 2011 agreement provided for a base salary of $300,000 and entitled Mr. Lavine to a guaranteed minimum annual bonus of $200,000. Mr. Lavine, however, was subject to a restrictive covenant that prohibits him from working for a competitor for a one-year period after he gave the Company notice of his voluntary termination of employment or if his employment is terminated for cause. The 2011 agreement also entitled Mr. Lavine to participate in any annual incentive plan established by our Board of Directors or our Compensation Committee and to participate in standard company benefit plans. The 2011 agreement also contained employee confidentiality and assignment of inventions provisions. Mr. Lavine was entitled to certain benefits in the event of the involuntary termination of his employment without cause or the voluntary termination of his employment for good reason. Under these circumstances, the Company agreed to pay Mr. Lavine, in addition to all accrued but unpaid base salary and guaranteed minimum annual bonus and any discretionary bonus that has been awarded but not yet paid, a severance amount equal to the sum of one-year’s base salary and guaranteed minimum bonus and a pro rated guaranteed minimum bonus for the year in which the termination occurs, subject to certain adjustments.

On April 24, 2012 we amended and restated our employment agreement with Mr. Lavine to provide for his employment after August 1, 2012, at which time he will resign his positions as President and Chief Operating Officer and he will assume the non-executive role of Vice Chairman. This agreement is for a three-year term commencing August 1, 2012 and provides for a salary of $25,000. Under this agreement Mr. Lavine will not be entitled to bonus payments except that he will be paid a bonus of $232,878 for

2012, which is a prorated amount of the guaranteed and discretionary bonus for 2011. The agreement further provides for a modification of the vesting schedule of the unvested stock options and restricted stock previously granted to Mr. Lavine on January 25, 2009 as follows: Options to purchase 150,000 shares scheduled to vest on January 26, 2014 will now vest on July 31, 2015, 150,000 shares of restricted stock scheduled to vest on February 16, 2013 will now vest on July 31, 2013 and 150,000 shares of restricted stock scheduled to vest on February 16, 2014 will now vest on July 31, 2014, all contingent upon his continued employment. Mr. Lavine will be entitled to certain benefits in the event of the involuntary termination of his employment without cause or the voluntary termination of his employment for good reason. Under these circumstances, we will pay Mr. Lavine, in addition to all accrued but unpaid base salary, a severance amount equal to the sum of one-year’s salary. Mr. Lavine may also elect to have us pay for COBRA insurance coverage for a one-year period following his termination.

Amit Muni

We have entered into an employment agreement with our Chief Financial Officer, Amit Muni. The agreement is for an indefinite term, and Mr. Muni’s employment is on an “at will” basis. Mr. Muni’s agreement called for a base salary of $300,000 on March 17, 2010, which increased from $275,000 on March 17, 2009. The agreement entitles Mr. Muni to a guaranteed minimum annual bonus of $200,000. The agreement also entitles Mr. Muni to participate in any annual incentive plan established by our Board of Directors or our Compensation Committee and to participate in standard company benefit plans. The agreement also contains employee confidentiality and assignment of inventions provisions. Mr. Muni is entitled to certain benefits in the event of the involuntary termination of his employment without cause or the voluntary termination of his employment for good reason. Under these circumstances, we will pay Mr. Muni, in addition to all accrued but unpaid base salary and guaranteed minimum annual bonus and any discretionary bonus that has been awarded but not yet paid, a severance amount equal to the sum of one-year’s base salary and guaranteed minimum bonus and a prorated guaranteed minimum bonus for the year in which the termination occurs. Mr. Muni may also elect to have us pay for COBRA insurance coverage for a one-year period following his termination.

Peter M. Ziemba

We have entered into an employment agreement with our Chief Legal Officer, Peter Ziemba. The agreement is for an indefinite term, and Mr. Ziemba’s employment is on an “at will” basis. Mr. Ziemba’s agreement provides for a base salary of $300,000. The agreement entitles Mr. Ziemba to a guaranteed minimum annual bonus of $200,000. The agreement also entitles Mr. Ziemba to participate in any annual incentive plan established by our Board of Directors or our Compensation Committee and to participate in standard company benefit plans. The agreement also contains employee confidentiality, assignment of inventions and non-solicitation of employee provisions. Mr. Ziemba is entitled to certain benefits in the event of the involuntary termination of his employment without cause or the voluntary termination of his employment for good reason. Under these circumstances, we will pay Mr. Ziemba, in addition to all accrued but unpaid base salary and guaranteed minimum annual bonus and any discretionary bonus that has been awarded but not yet paid, a severance amount equal to the sum of one-year’s base salary and guaranteed bonus and a pro rated guaranteed minimum bonus for the year in which the termination occurs. Mr. Ziemba may also elect to have us pay for COBRA insurance coverage for a one-year period following his termination.

Potential Payments upon Termination or Change of Control

Certain of our named executive officers are entitled to additional compensation in the event of the involuntary termination of their employment without cause, the voluntary termination of their employment for good reason or a change in control. This section is intended to discuss these post-employment payments, assuming the termination from employment or change in control, as the case may be, occurs on December 30, 2011, the last business day of the 2011 fiscal year, on the terms currently in effect between the named executive officers and us. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed in this section, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price. None of our named executive officers are entitled to any compensation in the event of a voluntary termination without good reason or an involuntary termination for cause.

	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Change in Control
Jonathan Steinberg
Severance Arrangements	—	—	—
Acceleration of Stock Options(2)	—	—	$4,681,250
Acceleration of Restricted Stock(3)	$110,056	—	—

Total	$110,056	—	$4,681,250

Bruce Lavine
Severance Arrangements(1)	$721,220	$721,220	—
Acceleration of Stock Options(2)	$1,087,500	$1,087,500	$2,692,500
Acceleration of Restricted Stock(3)	$970,390	$970,390	$2,722,500

Total	$2,779,110	$2,779,110	$5,415,000

Amit Muni
Severance Arrangements(1)	$721,220	$721,220	—
Acceleration of Stock Options(2)	$1,003,250	$1,003,250	$1,277,000
Acceleration of Restricted Stock(3)	$182,692	$182,692	$605,000

Total	$1,907,162	$1,907,162	$1,882,000

Luciano Siracusano
Severance Arrangements	—	—	—
Acceleration of Stock Options(2)	—	—	$535,000
Acceleration of Restricted Stock(3)	$110,056	—	—

Total	$110,056	—	$535,000

Peter Ziemba
Severance Arrangements(1)	$721,220	$721,220	—
Acceleration of Stock Options(2)	$1,376,000	$1,376,000	$2,372,000
Acceleration of Restricted Stock(3)	$182,692	$182,692	$605,000

Total	$2,279,912	$2,279,922	$2,977,000

(1)	As described below, severance payments include an amount equal to the sum of one-year’s base salary and guaranteed bonus as well as the value of COBRA benefits for twelve months. In addition, the severance amount will include a pro-rated portion of the minimum guaranteed bonus for the year in which the termination occurred.
(2)	Represents the dollar value of unvested options calculated using the difference between $6.05, the closing price of the company’s stock as of December 30, 2011, and the option strike price.
(3)	Represents the dollar value of restricted stock using $6.05, the closing price of the company’s stock as of December 30, 2011.

Severance Arrangements

Pursuant to the terms of their employment agreements, each of Messrs. Lavine, Muni and Ziemba is entitled to certain benefits in the event of the involuntary termination of his employment without “cause” (as defined in the applicable agreement) or the voluntary termination of his employment for “good reason” (as defined in the applicable agreement). With respect to Mr. Lavine, the description that follows relates solely to a termination prior to August 1, 2012, at which time the amended and restated agreement entered into on April 24, 2012 will take effect and the severance benefits will no longer be provided. Under these circumstances, we will pay each of Messrs. Lavine, Muni and Ziemba, in addition to all accrued but unpaid base salary guaranteed minimum annual bonus and any discretionary bonus that has been awarded but not yet paid, an amount equal to the sum of one-year’s base salary and guaranteed minimum bonus and a pro-rated guaranteed minimum bonus amount. Each of Messrs. Lavine, Muni and Ziemba may also elect to have us pay for COBRA insurance coverage for a one-year period following his termination, provided that Mr. Lavine’s severance amount and COBRA payments will be reduced by 50% if the involuntary termination occurs after he has provided notice of his intent to resign. Assuming termination of employment had occurred on December 30, 2011, the last business day of the fiscal year, Messrs. Lavine, Muni and Ziemba would have each received incremental values of $721,220 as a result of the provisions of these employment agreements. Messrs. Steinberg and Siracusano are not party to employment agreements. Effective August 1, 2012, in the event of the involuntary termination of Mr. Lavine’s employment without “cause” (as defined in the April 24, 2012 agreement) or the voluntary termination of his employment for “good reason” (as defined in the agreement), we will pay Mr. Lavine all accrued but unpaid salary and a severance amount equal to the sum of one-year’s salary. Mr. Lavine may also elect to have us pay for COBRA insurance coverage for a one-year period following his termination.

Acceleration of Options

Certain of the stock options we have granted to Messrs. Lavine, Muni, Siracusano, Steinberg and Ziemba provide that, upon a change of control (as defined in the applicable agreement) each such stock option will fully vest. As a result, assuming the change of control had occurred on December 30, 2011, the last business day of the fiscal year, Messrs. Lavine, Muni, Siracusano, Steinberg and Ziemba would have received incremental values of $2,692,500, $1,277,000, $535,000, $4,681,250 and $2,372,000, respectively. With respect to Mr. Lavine, effective August 1, 2012, the stock options granted to him will fully vest only if within one year following a change of control his employment is terminated by us without cause or if Mr. Steinberg no longer serves as the principal executive officer of our operations.

In addition, certain of the stock options we have granted to each of Messrs. Lavine, Muni and Ziemba provide that in the event of the involuntary termination of his employment without “cause” (as defined in the applicable agreement) or the voluntary termination of his employment for “good reason” (as defined in the applicable agreement), the portion of such stock option that would have otherwise vested during the one year period immediately following the date of termination will vest. As a result, assuming the date of termination was on December 30, 2011, the last business day of the fiscal year, Messrs. Lavine, Muni and Ziemba would have received incremental values of $1,087,500, $1,003,250 and $1,376,000, respectively.

Acceleration of Restricted Stock

Certain of the restricted stock awards we have granted to each of Messrs. Lavine, Muni and Ziemba provide that, upon a change of control (as defined in the applicable agreement), the conditions and restrictions on any restricted stock award will be removed. As a result, assuming the change of control had occurred on December 30, 2011, the last business day of the fiscal year, Messrs. Lavine, Muni and Ziemba would have received incremental values of $2,722,500, $605,000 and $605,000, respectively. . With respect to Mr. Lavine, effective August 1, 2012, the restricted stock granted to him will fully vest only if within one year following a change of control his employment is terminated by us without cause or if Mr. Steinberg no longer serves as the principal executive officer of our operations.

Certain of the restricted stock awards we have granted to each of Messrs. Lavine, Muni and Ziemba provide that, upon the involuntary termination of his employment without “cause” (as defined in the applicable agreement) or the voluntary termination of his employment for “good reason” (as defined in the applicable agreement), the conditions and restrictions on any restricted stock award that would have been removed within the twelve month period that immediately follows the date of termination will be removed. As a result, assuming such termination occurred on December 30, 2011, the last business day of the fiscal year, Messrs. Lavine, Muni and Ziemba would have received incremental values of $970,390, $182,692 and $182,692, respectively.

In addition, certain of the restricted stock awards we have granted to each of Messrs. Siracusano and Steinberg provide that, upon the involuntary termination of his employment without “cause” (as defined in the applicable agreement), the conditions and restrictions on any restricted stock award will be removed. As a result, assuming such termination occurred on December 30, 2011, the last business day of the fiscal year, Messrs. Siracusano and Steinberg would have received incremental values of $110,056 and $110,056, respectively.

Compensation of Directors

The Board of Directors has determined that each of our non-employee directors that does not hold his membership on the Board of Directors pursuant to a contractual right granted to investors in one or more of our private placements (see “Directors, Executive Officers and Corporate Governance –Board Composition”) is entitled to receive compensation for service as a director. At December 31, 2011, three directors were qualified to receive compensation under this program: Messrs. Begleiter, Lilien and Salerno. However, in connection with his appointment to our Board of Directors in January 2001, Mr. Begleiter waived his right to receive compensation for three years. Under this compensation program these qualifying directors receive a grant of equity valued at $300,000 on the date of grant based on the volume weighted average price of our common stock over the 30 trading days immediately prior to the grant date. This award vests over three years on the first three anniversaries of the date of grant.

In addition, each of these directors receives the following annual retainers:

•	$30,000 for board service;

•	$10,000 additional for service on either the Audit Committee or the Compensation Committee;

•	$5,000 additional for service on the Nominating Committee;

•	$10,000 additional for chairmanship of either the Audit Committee or the Compensation Committee;

•	$40,000 additional for Independent Lead Director.

All of our directors are reimbursed for out-of-pocket expenses for attending meetings. Our directors also participate in the insurance and indemnification arrangements described below.

The following table describes director compensation for non-management directors for the year ended December 31, 2011. Messrs Salerno and Lilien were the only directors to receive compensation in the year ended December 31, 2011. Directors who are also officers of WisdomTree are not entitled to any compensation for their services as a director.

Director Compensation Table for the 2011 Fiscal Year

Name	Fees Earned or Paid in Cash	Fair Value Grant of Restricted Stock	Total
Frank Salerno	$110,000	$319,131	$429,131
R. Jarrett Lilien	$55,000	$319,131	$374,131

Performance Graph

The following graph presents total stockholder returns on an initial investment of $100 in our common stock on December 29, 2006, compared to an equal investment in the Russell 2000 Index and the SNL Asset Manager Index. The SNL Asset Manager Index is a composite of twenty-two publicly traded asset management companies prepared by SNL Financial LC, Charlottesville, VA. The stock price performance on the graph is not necessarily indicative of future price performance.

	Period Ending
Index	12/29/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11
WisdomTree Investments, Inc.	100.00	35.74	9.03	23.87	53.55	78.06
Russell 2000	100.00	98.43	65.18	82.89	105.14	100.75
SNL Asset Manager Index	100.00	113.83	54.10	87.76	101.02	87.38

Limitation of Liability and Indemnification Arrangements

As permitted by the Delaware General Corporation Law, or the DGCL, our amended and restated certificate of incorporation and amended and restated by-laws limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our amended and restated by-laws provide that:

•	we will indemnify our directors, officers and, in the discretion of our Board of Directors, certain employees to the fullest extent permitted by the DGCL; and

•

advance expenses, including attorneys’ fees, to our directors and, in the discretion of our Board of Directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We have also entered into indemnification agreements with each of our executive officers and directors. These agreements provide that we will indemnify each of our directors to the fullest extent permitted by the DGCL and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We also maintain general liability insurance to provide insurance coverage to our directors and officers for losses arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors in the future for any breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors, officers and certain employees pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of May 29, 2012 (except as otherwise indicated) by:

•

each person (including any “group” of persons as that term is used in Section 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Except as otherwise indicated in the footnotes to the following table, we believe, based on the information provided to us, that the persons named in the following table have sole vesting and investment power with respect to the shares they beneficially own, subject to applicable community property laws. Unless otherwise indicated, based on the information supplied to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. Unless otherwise noted, the business address of each of the persons and entities that beneficially own 5% or more of the outstanding shares of common stock is c/o WisdomTree Investments, Inc., 380 Madison Avenue, 21st Floor, New York, N.Y. 10017. We have based our calculation of the percentage of beneficial ownership on 123,752,169 shares of our common stock outstanding as of May 29, 2012, including shares of restricted stock issued to our employees but not yet vested.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares the person has the right to acquire within 60 days of the date above, including through the exercise of any option, warrant or other right or conversion of any security. The shares that a stockholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other stockholder.

	Number	Percentage
Named Executive Officers and Directors
Jonathan L. Steinberg(1)	9,064,243	7.0%
Bruce Lavine(2)	870,198	0.7
Amit Muni(3)	903,279	0.7
Luciano Siracusano, III(4)	1,371,813	1.1
Peter M. Ziemba(5)	1,599,390	1.3
Michael Steinhardt(6)	31,655,362	25.4
Steven L. Begleiter(7)	—	—
Anthony Bossone	400,000	0.3
R. Jarrett Lilien(8)	448,633	0.4
James D. Robinson, IV(9)	18,212,823	14.7
Frank Salerno(10)	813,636	0.7
All directors and executive officers as a group (11 persons)(11)	65,339,377	49.2
Other 5% or Greater Stockholders
Entities Affiliated with RRE Ventures, LLC(12)	18,212,823	14.7
Flexpoint Fund, L.P.(13)	8,000,000	6.5

(1)	Includes (i) 798 shares of common stock owned by Mr. Steinberg’s spouse with whom he may be deemed to share voting power; (ii) 16,889 shares of common stock held in a joint account with Mr. Steinberg’s spouse with whom he shares voting power; (iii) 17,276 shares of restricted stock that do not within 60 days of May 29, 2012 and are not transferable by Mr. Steinberg until they vest, but over which he exercises voting control; and (iv) 5,147,500 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days from May 29, 2012. Excludes an aggregate of 437,500 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of May 29, 2012.
(2)	Includes 310,797 shares of restricted stock that do not vest within 60 days of May 29, 2012 and are not transferable by Mr. Lavine until they vest, but over which he exercises voting power; and 200,452 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days from May 29, 2012. Excludes an aggregate of 300,000 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of May 29, 2012.

(3)	Includes (i) 205,261 shares of common stock held in a joint account with Mr. Muni’s spouse with whom he shares voting and dispositive power; (ii) 231,351 shares of restricted stock that do not vest within 60 days of May 29, 2012 and are not transferable by Mr. Muni until they vest, but over which he exercises voting power; and (iii) 400,000 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days from May 29, 2012. Excludes an aggregate of 150,000 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of May 29, 2012.
(4)	Includes (i) 167,276 shares of restricted stock that do not vest within 60 days of May 29, 2012 and are not transferable by Mr. Siracusano until they vest, but over which he exercises voting control; and (ii) 1,095,259 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days from May 29, 2012. Excludes an aggregate of 50,000 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of May 29, 2012.
(5)	Includes (i) 231,351 shares of restricted stock that do not vest within 60 days of May 29, 2012 and are not transferable by Mr. Ziemba until they vests, but over which he exercises voting control; (ii) 700,000 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days from May 29, 2012; and (iii) 9,600 shares of common stock owned by Mr. Ziemba’s adult son, over which Mr. Ziemba possesses shared voting and dispositive power.
(6)	Includes 835,000 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days from May 29, 2012.
(7)	Mr. Begleiter serves as a Managing Principal of Flexpoint Ford, LLC, an affiliate of Flexpoint Fund, L.P. However, Mr. Begleiter does not have voting or dispositive power over the 8,000,000 shares of common stock held by Flexpoint Fund, L.P., a private investment fund (See note 13 below).
(8)	Includes 40,705 shares of restricted stock that do not vest within 60 days of May 29, 2012 and are not transferable by Mr. Lilien until they vest, but over which he exercises voting power, which shares and options are held by Bendigo Ventures, a sole proprietorship over which Mr. Lilien holds voting and dispositive power.
(9)	Includes 16,123,447 shares of common stock held by RRE Ventures III-A, L.P., 1,347,385 shares of common stock held by RRE Ventures Fund III, L.P., and 741,991 shares of common stock held by RRE Ventures III, L.P. (collectively the “RRE Entities”). The general partner of each of the RRE Entities is RRE Ventures GP III, LLC. The general partners of RRE Ventures GP III, LLC are James D. Robinson III, James D. Robinson IV, Stuart J. Ellman and Andrew L. Zalasin and they share voting and dispositive power over these shares. The business address of Mr. Robinson is 130 East 59th Street, New York, NY 10022. Mr. Robinson disclaims beneficial ownership of the shares held by the RRE Entities except to the extent of his pecuniary interest in the shares.
(10)	Includes (i) 34,884 shares of common stock held in a joint account with Mr. Salerno’s spouse with whom he shares voting and dispositive power, (ii) 103,621 shares of common stock held by Hillcrest Financial, LLC, a limited liability company of which Mr. Salerno and his spouse are the managing members and with whom Mr. Salerno shares voting and dispositive power, (iii) 40,705 shares of restricted stock that do not vest within 60 days of May 29, 2012 and are not transferable by Mr. Salerno until they vest, but over which he exercises voting power; and (iv) 634,426 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days from May 29, 2012.
(11)	Includes an aggregate of 9,012,637 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days of May 29, 2012 held by the named executive officers and directors included in this group.
(12)	Includes 16,123,447 shares of common stock held by RRE Ventures III-A, L.P., 1,347,385 shares of common stock held by RRE Ventures Fund III, L.P., and 741,991 shares of common stock held by RRE Ventures III, L.P. (collectively the “RRE Entities”). The general partner of each of the RRE Entities is RRE Ventures GP III, LLC. The general partners of RRE Ventures GP III, LLC are James D. Robinson III, James D. Robinson IV, Stuart J. Ellman and Andrew L. Zalasin and they share voting and dispositive power over these shares. The business address of the RRE Entities is 130 East 59th Street, New York, NY 10022.
(13)	The business address of Flexpoint Fund, L.P. is 676 N. Michigan Avenue, Suite 3300, Chicago, Il 60611.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors or executive officers or holders of more than 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or material interest other than the transactions described below.

Stockholders Agreement

We are a party to an Amended and Restated Stockholder’s Agreement, dated December 21, 2006, among Michael Steinhardt, the RRE Entities, James E. Manley and Jonathan Steinberg. Under this agreement, Mr. Steinhardt and the RRE Entities agreed to give each other and Mr. Manley the opportunity to sell a proportionate share of his common stock if either of them were to sell more than

1 million of their shares in a private transaction. This obligation, known as a “tag-along” right, terminates on July 26, 2012, which is one year after our common stock was listed on the NASDAQ Global Market, pursuant to the terms of the agreement. Furthermore, Mr. Steinberg agreed to give Mr. Steinhardt and the RRE Entities a right-of-first refusal to purchase any shares he intends to sell if he were to sell any of his shares in a private transaction.

Securities Purchase Agreement

In a private placement of our common stock in November 2009, we entered into a Securities Purchase Agreement that provided, among other things, that as long as Michael Steinhardt individually, and the RRE Entities collectively, beneficially own at least 10,000,000 shares of common stock, they each shall have the independent right to require the Company to either (i) appoint a designee, reasonably acceptable to our Board of Directors, as a member of our Board of Directors, or (ii) provide a designee with notice of all board meetings and copies of all materials delivered to members of our Board of Directors and permit such designee to attend and observe each meeting of our Board of Directors. We further agreed that Mr. Steinhardt and James D. Robinson, IV, as the designees of Mr. Steinhardt and the RRE Entities, respectively, were acceptable designees of Mr. Steinhardt and the RRE Entities, respectively. Mr. Steinhardt and James D. Robinson, IV currently serve as the designees of Mr. Steinhardt and the RRE Entities, respectively, and the Board has nominated Mr. Steinhardt to stand for re-election as a Class I Director to serve until our 2015 Annual Meeting of Stockholders.

Family Relationship

Jeremy Rayne Steinberg, the stepbrother of Jonathan Steinberg, our CEO, was employed by our Company as eCommerce Manager until September 2011. In 2011 he was paid $134,552 in cash compensation as salary and bonus related to his employment. In addition, as an employee he received a restricted stock award of 3,378 shares in January 2011 that represented 25% of the value of the discretionary bonus awarded to him for the prior year. This restricted stock award was scheduled to vest in one year, but was forfeited upon the termination of his employment in September 2011.

Procedures for Approval of Related Person Transactions

In accordance with its written charter, our Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of our Audit Committee is required for all related party transactions. The term “related person transaction” refers to any transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC, except that “related party transactions” do not include compensation or employment arrangements that we disclose in our proxy statement (or, if the related person is an executive officer, that we would disclose if such person was a named executive officer).

Director Independence

See the section, “The Board of Directors and Its Committees—Board Independence” above.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2011, two of our executive officers (Messrs. Steinberg and Siracusano) each inadvertently filed late a Form 4 with the SEC that reported one transaction, the vesting of performance based stock options. During 2012, five of our executive officers (Messrs. Steinberg, Lavine, Muni, Siracusano and Ziemba) each inadvertently filed late a Form 4 with the SEC that reported one transaction, the surrender of common stock to issuer upon vesting of restricted stock to cover withholding taxes.

WISDOMTREE INVESTMENTS INC. ATTN: PETER ZIEMBA 380 MADISON AVE. 21ST FLOOR NEW YORK, NY 10017 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Michael Steinhardt 02 Anthony Bossone 03 Bruce Lavine The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Ratification of the appointment of Ernst and Young LLP as WisdomTree Investments, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2012. 3 Advisory vote on compensation of WisdomTree Investments, Inc. executive officers. The Board of Directors does not have a recommendation for voting on the following proposal: 3 years 2 years 1 year Abstain 4 Advisory vote to determine the frequency of future advisory votes to approve the compensation of WisdomTree Investments, Inc. named executive officers. NOTE: To transact any other business that may properly come before the meeting or any postponements or adjournment thereof. 0000146041_1 R1.0.0.11699 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . WISDOMTREE INVESTMENTS INC.

Annual Meeting of Stockholders

July 24, 2012 11:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Peter M. Ziemba and Amit Muni, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of WISDOMTREE INVESTMENTS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at The Penn Club, 30 West 44th Street, New York, NY 10036 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

0000146041_2 R1.0.0.11699

Continued and to be signed on reverse side